UNIVAR SOLUTIONS INC.

FOURTH AMENDED AND RESTATED BYLAWS

Effective as of May 6, 2021

ARTICLE I STOCKHOLDERS 4
Section 1.01. Annual Meetings 4
Section 1.02. Special Meetings 4
Section 1.03. Participation in Meetings by Remote Communication 4
Section 1.04. Notice of Meetings; Waiver 4
Section 1.05. Quorum 5
Section 1.06. Voting 5
Section 1.07. Voting Lists 5
Section 1.08. Adjournment 5
Section 1.09. Proxies 6
Section 1.10. Organization; Procedure; Inspection of Elections 6
Section 1.11. Stockholder Action by Written Consent 7
Section 1.12. Notice of Stockholder Proposals and Nominations 7
Section 1.13. Stockholder Nominations Included in the Corporation’s Proxy Materials 12
ARTICLE II BOARD OF DIRECTORS 20
Section 2.01. General Powers 20
Section 2.02. Election of Directors 20
Section 2.03. Annual and Regular Meetings: Notice 21
Section 2.04. Special Meetings; Notice 21
Section 2.05. Quorum 21
Section 2.06. Voting 21
Section 2.07. Adjournment 21
Section 2.08. Action Without a Meeting 21
Section 2.09. Regulations; Manner of Acting 22
Section 2.10. Action by Telephonic Communications 22
Section 2.11. Removal; Resignation 22
Section 2.12. Director Fees and Expenses 22
Section 2.13. Reliance on Accounts and Reports, etc. 22
ARTICLE III COMMITTEES 22
Section 3.01. How Constituted 22
Section 3.02. Powers 22
Section 3.03. Proceedings 23
Section 3.04. Quorum and Manner of Acting 23
Section 3.05. Action by Telephonic Communications 23
Section 3.06. Resignations 23
Section 3.07. Removal 23
Section 3.08. Vacancies 23
ARTICLE IV OFFICERS 24
Section 4.01. Number 24
Section 4.02. Election 24
Section 4.03. Salaries 24
Section 4.04. Removal and Resignation; Vacancies 24
Section 4.05. Authority and Duties of Officers 24
Section 4.06. Chair of the Board 24
Section 4.07. Chief Executive Officer 24
Section 4.08. President 25

Section 4.09. Vice President 25
Section 4.10. Secretary and Assistant Secretaries 25
Section 4.11. Chief Financial Officer, Treasurer and Assistant Treasurers 25
Section 4.12. Security 25
Section 4.13. Action with Respect to Securities of Other Companies 26
ARTICLE V CAPITAL STOCK 26
Section 5.01. Certificates of Stock, Uncertificated Shares 26
Section 5.02. Signatures; Facsimile 26
Section 5.03. Lost, Stolen or Destroyed Certificates 26
Section 5.04. Transfer of Stock 26
Section 5.05. Registered Stockholders 26
Section 5.06. Transfer Agent and Registrar 27
ARTICLE VI INDEMNIFICATION 27
Section 6.01. Nature of Indemnity 27
Section 6.02. Successful Defense 27
Section 6.03. Determination That Indemnification Is Proper 27
Section 6.04. Advance of Expenses 28
Section 6.05. Procedure for Indemnification of Directors and Officers 28
Section 6.06. Contract Right; Non-Exclusivity; Indemnification Priority Survival 28
Section 6.07. Insurance 29
Section 6.08. Subrogation 29
Section 6.09. Employees and Agents 29
Section 6.10. Interpretation, Severability 29
ARTICLE VII OFFICES 29
Section 7.01. Registered Office 29
Section 7.02. Other Offices 29
ARTICLE VIII GENERAL PROVISIONS 30
Section 8.01. Dividends 30
Section 8.02. Reserves 30
Section 8.03. Execution of Instruments 30
Section 8.04. Voting as Stockholder 30
Section 8.05. Fiscal Year 30
Section 8.06. Seal 30
Section 8.07. Books and Records; Inspection 30
Section 8.08. Electronic Transmission 31
ARTICLE IX AMENDMENT OF BYLAWS 31
Section 9.01. Amendment 31
ARTICLE X CONSTRUCTION 31
Section 10.01. Construction 31

UNIVAR SOLUTIONS INC.

FOURTH AMENDED AND RESTATED BYLAWS

As amended and restated effective May 6, 2021
Article I
STOCKHOLDERS
Section 1.01.    Annual Meetings. The annual meeting of the stockholders of Univar Solutions Inc. (the “Corporation”) for the election of directors (each, a “Director”) to succeed Directors whose terms expire and for the transaction of such other business as properly may come before such meeting shall be held each year, either within or without the State of Delaware, at such place, if any, and on such date and at such time, as may be fixed from time to time by resolution of the Corporation’s Board of Directors (the “Board”) and set forth in the notice or waiver of notice of the meeting, unless, subject to the certificate of incorporation of the Corporation (the “Certificate of Incorporation”) and Section 1.11 of these Bylaws, the stockholders have acted by written consent to elect Directors as permitted by the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”). The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

Section 1.02.    Special Meetings. Special meetings of the stockholders of the Corporation may be called only in the manner set forth in the Certificate of Incorporation. Notice of every special meeting of the stockholders of the Corporation shall state the purpose or purposes of such meeting. Except as otherwise required by law, the business conducted at a special meeting of stockholders of the Corporation shall be limited exclusively to the business set forth in the Corporation’s notice of meeting, and the individual or group calling such meeting shall have exclusive authority to determine the business included in such notice. Any special meeting of the stockholders shall be held either within or without the State of Delaware, at such place, if any, and on such date and time, as shall be specified in the notice of such special meeting. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board.
Section 1.03.    Participation in Meetings by Remote Communication. The Board, acting in its sole discretion, may establish guidelines and procedures in accordance with applicable provisions of the DGCL and any other applicable law for the participation by stockholders and proxyholders in a meeting of stockholders by means of remote communications, and may determine that any meeting of stockholders will not be held at any place but will be held solely by means of remote communication. Stockholders and proxyholders complying with such procedures and guidelines and otherwise entitled to vote at a meeting of stockholders shall be deemed present in person and entitled to vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication.

Section 1.04.    Notice of Meetings; Waiver.
The Secretary or any Assistant Secretary shall cause notice of each meeting of stockholders to be given in a manner permitted by the DGCL not less than 10 nor more than 60 days prior to the meeting, to each stockholder of record entitled to vote at such meeting, subject to such exclusions as are then permitted by the DGCL. The notice shall specify (i) the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date of stockholders entitled to notice of the meeting), (ii) the place, if any, date and time of such meeting of the stockholders, (iii) the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, (iv) in the case of a special meeting, the purpose or purposes for which such meeting is called and (v) such other information as may be required by law or as may be deemed appropriate by the Board, the Chief Executive Officer or the Secretary of the Corporation. If the stockholder list referred to in Section 1.07 of these Bylaws is made accessible on an electronic network, the notice of meeting shall indicate how the stockholder list can be accessed. If a stockholder meeting is to be held solely by means of electronic communications, the notice of such meeting must provide the information required to access such stockholder list.
(a)    A written waiver of notice of meeting signed by a stockholder, or a waiver by electronic transmission by a stockholder, whether given before or after the meeting, is deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in a waiver of notice. The attendance of any stockholder at a meeting of stockholders is a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business at the meeting on the ground that the meeting is not lawfully called or convened.

Section 1.05.    Quorum. Except as otherwise required by law or by the Certificate of Incorporation, the presence in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business at such meeting, provided, however, that where a separate vote by a class or series is required, the holders of a majority in voting power of all issued and outstanding stock of such class or series entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.08 of these Bylaws until a quorum shall attend.

Section 1.06.    Voting. Except as otherwise provided in the Certificate of Incorporation, the certificate of designation for any series of preferred stock or by law, every holder of record of shares entitled to vote at a meeting of stockholders shall be entitled to one vote for each such share outstanding in such person’s name on the books of the Corporation at the close of business on the record date for such vote. If no record date has been fixed for a meeting of stockholders, then every holder of record of shares entitled to vote at a meeting of stockholders shall be entitled to one vote (unless otherwise provided by the Certificate of Incorporation or by applicable law) for each such share of stock outstanding in such person’s name on the books of the Corporation at the close of business on the day next preceding the day on which notice of the meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. Except as otherwise required by law, the Certificate of Incorporation, these Bylaws, the rules and regulations of any stock exchange applicable to the Corporation, or pursuant to any other rule or regulation applicable to the Corporation or its stockholders, the vote of a majority in voting power of the shares entitled to vote at a meeting of stockholders on the subject matter in question represented in person or by proxy at any meeting at which a quorum is present shall be sufficient for the transaction of any business at such meeting. The stockholders do not have the right to cumulate their votes for the election of Directors.
Section 1.07.    Voting Lists. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare, at least 10 days before every meeting of the stockholders (and before any adjournment thereof for which a new record date has been set), a complete list of the stockholders of record entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. This list, which may be in any format including electronic format, shall be open to the examination of any stockholder prior to and during the meeting for any purpose germane to the meeting in the manner required by the DGCL and other applicable law. The stock ledger shall be the only evidence as to who are the stockholders entitled by this section to examine the list required by this section or to vote in person or by proxy at any meeting of stockholders.
Section 1.08.    Adjournment. Any meeting of stockholders may be adjourned from time to time, by the presiding person of the meeting or by the vote of a majority in voting power of the shares of stock present in person or represented by proxy at the meeting, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the place, if any, and date and time thereof (and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting) are announced at the meeting at which the adjournment is taken unless the adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting after the adjournment, in which case notice of the adjourned meeting in accordance with Section 1.04 of these Bylaws shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting.

Section 1.09.    Proxies. Any stockholder entitled to vote at any meeting of the stockholders or to express consent to or dissent from corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy. A stockholder may authorize a valid proxy by executing a written instrument signed by such stockholder, or by causing such stockholder’s signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature, or by transmitting or authorizing an electronic transmission setting forth an authorization to act as proxy to the person designated as the holder of the proxy, a proxy solicitation firm or a like authorized agent. No proxy may be voted or acted upon after the expiration of three years from the date of such proxy, unless such proxy provides for a longer period. Every proxy is revocable at the pleasure of the stockholder executing it unless the proxy states that it is irrevocable and applicable law makes it irrevocable. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Secretary. Proxies by electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of a writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
Section 1.10.    Organization; Procedure; Inspection of Elections.
(a)    At every meeting of stockholders the presiding person shall be the Chair of the Board or, in the event of the Chair of the Board’s absence or disability, the Chief Executive Officer or, in the event of the Chief Executive Officer’s absence or disability, a presiding person chosen by resolution of the Board. The Secretary, or in the event of the Secretary’s absence or disability, the Assistant Secretary, if any, or if there be no Assistant Secretary, in the absence of the Secretary, an appointee of the presiding person, shall act as secretary of the meeting. The Board may make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to any such rules and regulations, the presiding person of any meeting shall have the right and authority to prescribe rules, regulations and procedures for such meeting and to take all such actions as in the judgment of the presiding person are appropriate for the proper conduct of such meetings. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted to questions or comments by participants; and (vi) restrictions on the use of cell phones, audio or video recording devices and similar devices at the meeting. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter of business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
(b)    Preceding any meeting of the stockholders, the Board may, and when required by law shall, appoint one or more persons to act as inspectors of elections, and may designate one or more alternate inspectors. If no inspector or alternate so appointed by the Board is able to act, or if no inspector or alternate has been appointed and the appointment of an inspector is required by law, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. No Director or nominee for the office of Director shall be appointed as an inspector of elections. Each inspector, before entering upon the discharge of the duties of an inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of the inspector’s ability. The inspectors shall discharge their duties in accordance with the requirements of applicable law.

Section 1.11.    Stockholder Action by Written Consent. Except as otherwise provided in the Certificate of Incorporation, stockholders may not take any action by written consent in lieu of action at an annual or special meeting of stockholders.

Section 1.12.    Notice of Stockholder Proposals and Nominations.

(a)    Annual Meetings of Stockholders. (i) Nominations of persons for election to the Board and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of the meeting (or any supplement thereto), (B) by or at the direction of the Board or a Committee appointed by the Board for such purpose, (C) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in clauses (ii) and (iii) of this Section 1.12(a) and who is a stockholder of record at the time such notice is delivered and at the date of the meeting, or (D) by any Nominating Stockholder (as defined in Section 1.13(a)) whose Nominee (as defined in Section 1.13(a)) is included in the Corporation’s proxy materials for the relevant annual meeting pursuant to Section 1.13. Clauses (C) and (D) shall be the exclusive means for a stockholder to make director nominations, and clause (C) shall be the exclusive means for a stockholder to submit proposals for other business (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement that has been prepared to solicit proxies for such annual meeting) before an annual meeting of stockholders.

(ii) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to subclause (C) of Section 1.12(a)(i) of these Bylaws, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation (the stockholder providing such notice, the “Noticing Stockholder”) and any such proposed business other than nominations must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days from such anniversary date of the preceding year’s annual meeting or if no annual meeting was held in the preceding year, notice by the Noticing Stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such Noticing Stockholder’s notice shall set forth (A) as to each person whom the Noticing Stockholder proposes to nominate for election or re-election as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; (B) a completed and signed questionnaire and written representation and agreement, each as may be required by Section 1.12(a)(iv); (C) all information relating to the nominee that would be required by this Section 1.12 to be set forth in a stockholder’s notice with respect to a nomination if such nominee were a stockholder providing notice of a nomination to be made at the meeting; (D) as to any other business that the Noticing Stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting (including the text of any resolution proposed for consideration and if such business includes proposed amendments to the Certificate of Incorporation or Bylaws, the text of the proposed amendments), the reasons for conducting such business at the meeting and any material interest in such business of such Noticing Stockholder and of any beneficial owner on whose behalf the proposal is made (collectively with the Noticing Stockholder, the “Holders”); and (E) as to the Holders (1) the name and address of such Noticing Stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (2) the class or series and number of shares of the Corporation which are owned beneficially and of record by such Holders (provided, however, that for purposes of this Section 1.12(a)(ii), any such person shall in all events be deemed to beneficially own any shares of the Corporation as to which such person has a right to acquire beneficial ownership of at any time in the future), any person controlling, directly or indirectly, or acting in concert with, any Holder and any person controlled by or under common control with any Holder, (3) a representation that the Noticing Stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (4) a representation whether each Holder intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such proposal or nomination. Notice of a stockholder nomination or proposal shall also set forth, as to the Holders (A) a complete and accurate description of any current or prior agreements, arrangements or understandings and any other material relationships between or among such Holders, any of their respective affiliates and associates (as used in these Bylaws, within the meaning of Rule 12b-2 under the Exchange Act), or others acting in concert therewith, on the one hand, and each proposed nominee, and such proposed nominee’s respective affiliates and associates, or others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K (or any successor provision) if any Holder, any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; (B) a complete and accurate description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings (whether written or oral) during the past three years, between or among any Holder, any of its affiliates or associates, or others acting in concert therewith, on the one hand, and each nominee, and such proposed nominee’s respective affiliates and associates, or others acting in concert therewith, on the other hand; (C) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Holders or any such nominee with respect to the Corporation’s securities (a “Derivative Instrument”); (D) to the extent not disclosed pursuant to the immediately preceding clause (C), the principal amount of any indebtedness of the Corporation or any of its subsidiaries beneficially owned by such Holders, together with the title of the instrument under which such indebtedness was issued and a description of any Derivative Instrument entered into by or on behalf of such Holder relating to the value or payment of any indebtedness of the Corporation or any such subsidiary; (E) any proxy, contract, arrangement, understanding or relationship pursuant to which any Holder has a right to vote or has granted a right to vote any shares of the Corporation; (F) any short interest held by any Holder presently or within the last six months in any shares of the Corporation (for purposes of this Section 1.12, a Holder is deemed to hold a short interest in a security if such Holder, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security); (G) any right to dividends on shares of the Corporation owned beneficially by any Holder that is separated or separable from the underlying shares of the Corporation; (H) any proportionate interest in shares of the Corporation; (I) any Derivative Instrument held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which any Holder is (1) a general partner or, directly or indirectly, beneficially owns any interest in a general partner, or (2) is the manager or managing member or, directly or indirectly, beneficially owns any interest in the manager or managing member of a limited liability company or similar entity; (J) any performance-related fees (other than an asset- based fee) that any Holder is entitled to based on any increase or decrease in the value of shares of the Corporation or any Derivative Instrument; (K) any arrangement, right or other interest described in the preceding clauses of this paragraph held by any member of the immediate family of any Holder that shares the same household with such Holder; and (L) any other information relating to such Holders required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of Directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director of the Corporation. In addition, a stockholder seeking to bring an item of business before the annual meeting shall promptly provide any other information reasonably requested by the Corporation.
(iii)Notwithstanding anything in the second sentence of Section 1.12(a)(ii) of these Bylaws to the contrary, in the event that the number of Directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice under this Section 1.12(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.
(iv)To be eligible to be a nominee for election or reelection as a Director of the Corporation, a proposed nominee must deliver (in accordance with the time periods prescribed for delivery of notice under this Section 1.12 or Section 1.13, as applicable) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request of any stockholder of record within 10 days of such request) and a written representation and agreement (in the form to be provided by the Secretary upon written request of any stockholder of record within 10 days of such request) that such person (1) is not and will not become a party to (x) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director of the Corporation, will act or vote in such capacity on any issue or question or issues or questions generally (a “Voting Commitment”) that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director of the Corporation, with such person’s fiduciary duties under applicable law; (2) is not and will not become a party to any agreement, arrangement or understanding (whether written or oral) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director of the Corporation that has not been disclosed to the Corporation; (3) if elected as a Director of the Corporation, intends to serve for a full term on the Board and (4) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director of the Corporation, and will comply with all applicable laws and all applicable rules of the stock exchanges upon which the securities of the Corporation are traded and with all applicable corporate governance, code of conduct, conflict of interest, related party, confidentiality and stock ownership and trading policies and other guidelines of the Corporation duly adopted by the Board. In addition, to be eligible to be a nominee for election or reelection as a director of the Corporation, a person must not be a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses), not have been convicted in a criminal proceeding (excluding traffic violations and other minor offenses), not be a named subject of a pending civil fraud investigation and not have been convicted of fraud in a civil proceeding, in each case, within the past 10 years.
(b)    Special Meetings of Stockholders. Only such business as shall have been brought before the special meeting of the stockholders pursuant to the Corporation’s notice of meeting shall be conducted at such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which Directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board or a Committee appointed by the Board for such purpose or (ii) provided that the Board has determined that the Directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Section 1.12(b) and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more Directors of the Corporation, any stockholder entitled to vote at such meeting may nominate a person or persons, as the case may be, for election to such position(s) as specified by the Corporation, if the stockholder’s notice as required by Section 1.12(a)(ii) of these Bylaws shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the 120 days prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.
(c)    General.
(i)    Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, the presiding person of a meeting of stockholders shall have the power and duty (x) to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 1.12 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made, solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (a)(ii)(E)(4) of this Section 1.12), and (y) if any proposed nomination or business is not in compliance with this Section 1.12, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted.
(ii)    A Noticing Stockholder shall further update and supplement its notice of any nomination or other business proposed to be brought before a meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 1.12 shall be true and correct (i) as of the record date for the meeting and (ii) as of the date that is 10 business days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date) and not later than seven business days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to the meeting), or any adjournment, recess, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof).
(iii)    If the stockholder (or a qualified representative of the stockholder) making a nomination or proposal under this Section 1.12 does not appear at a meeting of stockholders to present such nomination or proposal, the nomination shall be disregarded and/or the proposed business shall not be transacted, as the case may be, notwithstanding that proxies in favor thereof may have been received by the Corporation. For purposes of this Section 1.12, to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
(iv)    For purposes of this Section 1.12, (x) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act; (y) “close of business” shall mean 5:00 p.m. local time at the Corporation’s principal executive offices, and if an applicable deadline falls on the close of business on a day that is not a business day, then the applicable deadline shall be deemed to be the close of business on the immediately preceding business day; and (z) “business day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in Downers Grove, Illinois or New York, New York are authorized or obligated by law or executive order to close.
(v)    Notwithstanding the foregoing provisions of this Section 1.12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.12. Nothing in this Section 1.12 shall be deemed to affect any rights of (x) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (y) the holders of any series of preferred stock to elect Directors pursuant to any applicable provisions of the Certificate of Incorporation or of the relevant preferred stock certificate of designation.
(vi)    The announcement of an adjournment or postponement of an annual or special meeting does not commence a new time period (and does not extend any time period) for the giving of notice of a stockholder nomination or a stockholder proposal as described above.

Section 1.13.    Stockholder Nominations Included in the Corporation’s Proxy Materials.
(a)    Inclusion of Nominees in Proxy Statement. Subject to the provisions of this Section 1.13, if expressly requested in the relevant Nomination Notice (as defined in Section 1.13(d)), the Corporation shall include in its proxy statement for any annual meeting of stockholders (and, as appropriate, the related form of proxy and ballot (together with the proxy statement, the “Proxy Materials”)):
(i)    the names of any person or persons nominated for election by a Nominating Stockholder (as defined below) (each, a “Nominee”);
(ii)    disclosure about each Nominee and the Nominating Stockholder required under the rules of the SEC or other applicable law to be included in the Proxy Materials;
(iii)    any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of each Nominee’s election to the Board (subject, without limitation, to Section 1.13(e)(ii)), provided that

1.    such statement does not exceed 500 words and

2.    fully complies with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, including Rule 14a-9 (the “Supporting Statement”); and,
(iv)    any other information that the Board determines, in its discretion, to include in the proxy statement relating to the nomination of each Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section 1.13 and any solicitation materials or related information with respect to a Nominee.

A “Nominating Stockholder” is any Eligible Holder (as defined in Section 1.13(c)(i)), or group of up to 20 Eligible Holders, that has satisfied (both individually and collectively, in the case of a group), as determined by the Board or its designee, all applicable conditions and complied with all applicable procedures set forth in this Section 1.13.
(b)    Maximum Number of Nominees.    (i) The Corporation shall not be required to include in the Proxy Materials more Nominees than that number constituting the greater of
1.    two or

2.    20% of the total number of Directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 1.13, rounded down to the nearest whole number (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by the number of:

1.    Nominees who the Board itself decides to nominate for election at such annual meeting;

2.    Nominees that cease to satisfy the eligibility requirements in this Section 1.13, as determined by the Board;

3.    Nominees whose nomination is withdrawn by the Nominating Stockholder or who become unwilling to serve on the Board;

4.    incumbent Directors who had been Nominees with respect to either of the two preceding annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board; and
5.    without duplication, incumbent Directors or Director nominees who are not Nominees and who will be included in the Corporation’s proxy materials with respect to such annual meeting of stockholders as an unopposed (by the Board) nominee pursuant to any agreement, arrangement or other understanding between the Corporation and any stockholder or group of stockholders.
If any vacancy occurs on the Board (regardless of reason) after the deadline for submitting a Nomination Notice as set forth in Section 1.13(d) but before the date of the annual meeting and the Board reduces its size in connection with such vacancy, the Maximum Number shall be calculated based on the reduced size of the Board.

If the number of Nominees pursuant to this Section 1.13 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached. The Nominating Stockholder with the largest ownership position (as disclosed in each Nominating Stockholder’s Nomination Notice) shall select first and the remaining Nominating Stockholders shall select in order of decreasing ownership, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee.
(ii)    If a Nominee is or becomes Ineligible (as defined below), after the deadline for submitting a Nomination Notice as set forth in Section 1.13(d), whether before or after the mailing of a definitive proxy statement, then:

1.    the nomination shall be disregarded and

2.    the Corporation:

a.    shall not be required to include in its Proxy Materials the Ineligible Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and
b.    may otherwise communicate to its stockholders, including without limitation by amending or supplementing its Proxy Materials that a Nominee will not be included in the Proxy Materials and will not be voted on at the annual meeting.

(iii)    A Nominee is Ineligible if:

1.    a Nominating Stockholder withdraws its nomination of its Nominee;

2.    a Nominee becomes unwilling to serve on the Board; or,

3.    a Nominee or a Nominee’s Nominating Stockholder ceases to satisfy the eligibility requirements in this Section 1.13, as determined by the Board.

(c)    Eligibility of Nominating Stockholder. (i) An “Eligible Holder” is a person who has either

1.    been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 1.13(c) continuously for the three-year period specified in Subsection (ii) below or
2.    provides to the Secretary of the Corporation, within the time period required for a

Nomination Notice in Section 1.13(d), evidence of continuous ownership of the shares used to satisfy the eligibility requirements in this Section 1.13(c) continuously for the three-year period specified in Subsection (ii) below.
Evidence supporting eligibility must be supplied by one or more securities intermediaries in a form that the Board or its designee determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

(ii)    An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 1.13 only if the person or group (in the aggregate):

1.    has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice; and,
2.    continues to own at least the Minimum Number through the date of the annual meeting.

Two or more funds shall be treated as one Eligible Holder if such Eligible Holder shall provide, together with the Nomination Notice, documentation reasonably satisfactory to the Board that the funds meet one or more of the following criteria:

a.    are under common management and investment control;

b.    are under common management and funded primarily by a single employer; or,

c.    are a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended.

For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, the Minimum Number shall apply to the ownership of the group only in the aggregate. Except for the Minimum Number, all other requirements and obligations for an individual Eligible Holder that are set forth in this Section 1.13, including the minimum holding period, shall apply to each member of such group. If any stockholder ceases to satisfy the eligibility requirements in this Section 1.13, as determined by the Board, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of stockholders, the remaining members of the group shall be deemed to own only those shares held by the remaining members of the group.

(iii)    The “Minimum Number” of shares of the Corporation’s common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Corporation with the SEC prior to the submission of the Nomination Notice.

(iv)    For purposes of this Section 1.13, an Eligible Holder “owns” only those outstanding shares of the Corporation for which the Eligible Holder possesses both:

1.    the full voting and investment rights pertaining to the shares; and

2.    the full economic interest in (including the opportunity for profit and risk of loss on) such shares.

The following shares shall not be counted as “owned” for purposes of this Section 1.13:

1.    shares purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed;
2.    shares sold short by such Eligible Holder;

3.    shares borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell;
4.    shares subject to any other obligation to resell to another person; or

5.    shares subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates if any such instrument or agreement:
a.    is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation; and
b.    has, or is intended to have, the purpose or effect of:

i.    reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares;

ii.    hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates; or

iii.    both i. and ii.
An Eligible Holder “owns” outstanding shares of the Corporation held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted and possesses the full investment and economic interest in the shares. An Eligible Holder’s ownership of outstanding shares of the Corporation shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of outstanding shares of the Corporation shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on not more than five business days’ notice and has recalled such loaned shares as of the date of the annual meeting and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board.
(v)    No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member only of that group that has the largest ownership position as reflected in the Nomination Notice.

(d)    Nomination Notice. To nominate a Nominee, the Nominating Stockholder must timely submit to the Secretary of the Corporation at the principal executive office of the Corporation all of the following information and documents (collectively, the “Nomination Notice”):

(i)    All information and duly completed questionnaires, representations and agreements required in a stockholder’s notice of nomination under Section 1.12, including, without limitation, Section 1.12(a)(iv) (and for purposes of this Section 1.13(d)(i), references in Section 1.12 to “Noticing Stockholder, “Holder” and to the “beneficial owner,” if any, on whose behalf the nomination is made shall be deemed to refer to “Nominating Stockholder”), and the Nominating Stockholder shall be required to update and supplement such information as required by Section 1.12, including, without limitation, Section 1.12(c)(ii);
(ii)    A Schedule 14N (or any successor form) relating to each Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with the SEC rules;
(iii)    A written notice, in a form deemed satisfactory by the Board, of the nomination of each Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):

a.    the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;
b.    a representation and warranty that the Nominating Stockholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation, and that neither the Nominating Stockholder, the Nominee(s) nor their respective affiliates and associates presently has such intent;
c.    a representation and warranty that each Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;
d.    a representation and warranty that each Nominee:

i.    does not have any direct or indirect relationship with the Corporation that would cause the Nominee to be considered not independent pursuant to the Corporation’s Corporate Governance Guidelines as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded;

ii.    meets the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded;

iii.    is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);

iv.    is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); and

v.    is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Nominee;
e.    a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 1.13(c) and has provided evidence of ownership to the extent required by Section 1.13(c)(i);
f.    a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 1.13(c) through the date of the annual meeting;
g.    a representation and warranty that the Nominee is not, and has not been within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914;
h.    a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) of the Exchange Act (without reference to the exception in Section 14a- 1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to a Nominee of such Nominating Stockholder or any nominee of the Board;
i.    a representation and warranty that the Nominating Stockholder has not nominated and will not nominate for election to the Board at the annual meeting of stockholders any person other than the Nominee or Nominees being nominated pursuant to this Section 1.13;
j.    a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Nominee at the annual meeting;
k.    if desired, a Supporting Statement;

l.    in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to all matters relating to the nomination, including withdrawal of the nomination;
(iv)    An executed agreement, in a form deemed satisfactory by the Board, pursuant to which the Nominating Stockholder (including each group member) agrees:

a.    to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;
b.    to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s Directors or director nominees or any Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation, and that all solicitations or other communications will comply with Rule 14a-2(b)(8) of the Exchange Act, as if it applied by its terms to the activities set forth in this Section 1.13;

c.    to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Nominees with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;
d.    to indemnify and hold harmless (jointly, in the case of a Nominating Stockholder comprised of a group, with all other group members) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or any of its Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations and warranties under this Section 1.13;

e.    in the event that any information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 1.13(c), to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Corporation and any other recipient of such communication of
(A) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (b) such failure; and
(v)    An executed agreement, in a form deemed satisfactory by the Board, by each Nominee:

a.    to provide to the Corporation such other information and certifications, representations, questionnaires and agreements as it may reasonably request; and
b.    at the reasonable request of the Nominating and Corporate Governance Committee, to meet with the Nominating and Corporate Governance Committee to discuss matters relating to the nomination of such Nominee to the Board, including the information provided by such Nominee to the Corporation in connection with such Nominee’s nomination and such Nominee’s eligibility to serve as a member of the Board.
(vi)    The information and documents required by this Section 1.13(d) to be provided by the Nominating Stockholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 1.13(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.
(vii)    The Nominating Stockholder must deliver the Nomination Notice to the Corporation’s Secretary no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting of stockholders. If the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nominating Stockholder must deliver the Nomination Notice to the Corporation’s Secretary the

later of:

a.    the close of business on the date that is 180 days prior to such Other Meeting Date or

b.    the tenth day following the date such Other Meeting Date is first publicly announced or disclosed.
(e)    Exceptions.
(i)    Notwithstanding anything to the contrary contained in this Section 1.13, the Corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s Supporting Statement) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Nominee, if:

1.    the Corporation receives a notice pursuant to Section 1.12 of these Bylaws that a stockholder intends to nominate a candidate for Director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Corporation;
2.    the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 1.13, the Nominating Stockholder withdraws its nomination or the presiding person of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 1.13 and shall therefore be disregarded;
3.    the Board determines that such Nominee’s nomination or election to the Board would result in the Corporation violating or failing to be in compliance with the Corporation’s bylaws or certificate of incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of the primary stock exchange on which the Corporation’s common stock is traded;
4.    such Nominee was nominated for election to the Board pursuant to this Section 1.13 at one of the Corporation’s two preceding annual meetings of stockholders and either withdrew or became ineligible or received a vote of less than 25% of the shares of common stock entitled to vote for such Nominee;
5.    such Nominee is or has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended;
6.    the Nominee is a named subject of a criminal proceeding (excluding traffic violations and other minor offenses) pending as of the date the Corporation first mails to the stockholders its notice of meeting that includes the Nominee or has, within the ten years preceding such date, been convicted in such a criminal proceeding; or
7.    the Corporation is notified, or the Board determines, that the Nominating Stockholder or the Nominee has failed to continue to satisfy the eligibility requirements described in Section 1.13(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Nominee becomes unwilling or unable to serve on the Board or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or such Nominee under this Section 1.13.
(ii)    Notwithstanding anything to the contrary contained in this Section 1.13, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Nominee included in the Nomination Notice, if the Board determines that:

1.    such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;
2.    such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to any person; or
3.    the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.
The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.
(f)    Determinations.

1.    The Board or its designee shall determine every issue, question or concern under this Section 1.13 including, but not limited to, whether an Eligible Holder (or group of Eligible Holders or both) has complied with this Section 1.13.
2.    Any determination made by the Board or its designee in good faith shall be final and binding on the Corporation, any Eligible Holder, any Nominating Stockholder, any Nominee and any other person. If the presiding person of any annual meeting of stockholders determines that a Nominee has not been nominated in accordance with the requirements of this Section 1.13, the chairperson shall direct and declare at the meeting that such Nominee shall not be considered.
3.    In the absence of a contrary decision by the Board, each of the following shall be a designee:

a.    the Nominating and Corporate Governance Committee;

b.    the presiding person of the annual meeting of stockholders; and

c.    any officer of the Corporation designated by the Board or the Nominating and Corporate Governance Committee.
ARTICLE II
BOARD OF DIRECTORS
Section 2.01.    General Powers. Except as may otherwise be provided by law, by the Certificate of Incorporation or by these Bylaws, the property, affairs and business of the Corporation shall be managed by or under the direction of the Board and the Board may exercise all the powers and authority of the Corporation.

Section 2.02.    Election of Directors. Except as otherwise provided in the Certificate of Incorporation, at each annual meeting of the stockholders the successors of the Directors whose term expires at that meeting shall be elected. At each meeting of the stockholders for the election of Directors, provided a quorum is present, the Directors who are standing for election shall be elected by a plurality of the votes validly cast in such election.
Section 2.03.    Annual and Regular Meetings: Notice. The annual meeting of the Board for the purpose of electing officers and for the transaction of such other business as may come before the meeting shall be held as soon as possible following adjournment of the annual meeting of the stockholders either (i) at the place of such annual meeting of the stockholders, in which event notice of such annual meeting of the Board need not be given, or (ii) at such other time and place as shall have been specified in advance notice given to members of the Board of the date, place and time of such meeting. Any such notice shall be given at least 48 hours in advance if sent to each Director by facsimile or any form of electronic transmission previously approved by a Director, which approval has not been revoked (“Approved Electronic Transmission”), or delivered to a Director personally, or at least five days in advance, if notice is mailed to each Director, addressed to a Director at such Director’s usual place of business or other designated address. Any such notice need not be given to any Director who attends such meeting without protesting the lack of notice to such Director, prior to or at the commencement of such meeting, or to any Director who submits a signed waiver of notice (including by Approved Electronic Transmission), whether before or after such meeting.
The Board from time to time may by resolution provide for the holding of regular meetings. Regular meetings of the Board shall be held at the place (if any), on the date and at the time as shall have been established by the Board and publicized among all Directors. A notice of a regular meeting, the date of which has been so publicized, shall not be required.

Section 2.04.    Special Meetings; Notice. Special meetings of the Board shall be held whenever called by the Chair of the Board or a majority of the Board, at such place (within or without the State of Delaware), date and time as may be specified in the respective notices or waivers of notice of such meetings. Special meetings of the Board may be called on (i) 48 hours’ notice, if such notice is sent by facsimile or Approved Electronic Transmission to each Director or delivered to a Director personally or (ii) five days’ notice, if such notice is mailed to each Director, addressed to a Director at such Director’s usual place of business or other designated address. Notice of any special meeting need not be given to any Director who attends such meeting without protesting the lack of notice to such Director, prior to or at the commencement of such meeting, or to any Director who submits a signed waiver of notice (including by electronic transmission), whether before or after such meeting. Any business may be conducted at a special meeting of the Board.
Section 2.05.    Quorum. A quorum for meetings of the Board shall consist of a majority of the total number of Directors then in office.
Section 2.06.    Voting. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, the vote of a majority of the Directors present at any meeting at which a quorum is present shall be the act of the Board.
Section 2.07.    Adjournment. A majority of the Directors present, whether or not a quorum is present, may adjourn any meeting of the Board to another time or place, provided such adjourned meeting is no earlier than 48 hours after written notice (in accordance with these Bylaws) of such adjournment has been given to the Directors (or such notice is waived in accordance with these Bylaws), and, at any such adjourned meeting, a quorum shall consist of a majority of the total number of Directors then in office.

Section 2.08.    Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all members of the Board consent thereto in writing or by Approved Electronic Transmission, and such writing or writings or Approved Electronic Transmissions are filed with the minutes of proceedings of the Board. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.09.    Regulations; Manner of Acting. To the extent consistent with applicable law, the Certificate of Incorporation and these Bylaws, the Board may adopt such rules and regulations for the conduct of meetings of the Board and for the management of the property, affairs and business of the Corporation as the Board may deem appropriate. In addition to the election of the Chair of the Board, the Board may elect one or more vice-chairpersons or lead Directors to perform such other duties as may be designated by the Board.
Section 2.10.    Action by Telephonic Communications. Members of the Board may participate in a meeting of the Board by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.
Section 2.11.    Removal; Resignation. Directors may only be removed as set forth in the Certificate of Incorporation.
Any Director may resign at any time by submitting an electronic transmission or by delivering a written notice of resignation to the Chair of the Board, the Chief Executive Officer or the Secretary. Such resignation shall take effect upon delivery unless the resignation specifies a later effective date or an effective date determined upon the happening of a specified event.

Section 2.12.    Director Fees and Expenses. The amount, if any, which each Director shall be entitled to receive as compensation for such Director’s services shall be fixed from time to time by the Board. The non-employee Directors of the Corporation shall be paid their reasonable expenses, if any, of attendance at each meeting of the Board and may be reimbursed a fixed sum for attendance at each meeting of the Board, paid an annual retainer or paid other compensation, including equity compensation, as the Board determines.

Section 2.13.    Reliance on Accounts and Reports, etc. A Director, or a member of any Committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or Committees designated by the Board, or by any other person as to the matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
ARTICLE III
COMMITTEES
Section 3.01.    How Constituted. The Board shall have an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and such other committees as the Board may determine (collectively, the “Committees”). Each Committee shall consist of such number of Directors as from time to time may be fixed by a majority of the total number of Directors then in office. Any Committee may be abolished or re- designated from time to time by the Board. Each member of any such Committee (whether designated at an annual meeting of the Board or to fill a vacancy or otherwise) shall hold office until such person’s successor shall have been designated or until such person shall cease to be a Director, or until such person’s earlier death, resignation or removal.

Section 3.02.    Powers. Each Committee shall have such powers and responsibilities as the Board may from time to time authorize and, each Committee, except as otherwise provided in this Section 3.02, shall have and may exercise such powers of the Board as may be provided by resolution or resolutions of the Board. No Committee shall have the power or authority:
(a)    to amend the Certificate of Incorporation (except that a Committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board as provided in Section 151(a) of the DGCL, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series);
(b)    to adopt an agreement of merger or consolidation or a certificate of ownership and merger;
(c)    to recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets;
(d)    to recommend to the stockholders a dissolution of the Corporation or a revocation of a dissolution; or
(e)    to amend these Bylaws of the Corporation.

Any Committee may be granted by the Board, power to authorize the seal of the Corporation to be affixed to any or all papers which may require it.

Section 3.03.    Proceedings. Each Committee may fix its own rules of procedure and may meet at such place (within or without the State of Delaware), at such time and upon such notice, if any, as it shall determine from time to time, provided that the Board may adopt other rules and regulations for the governance of any Committee not inconsistent with the provisions of these Bylaws. Each such Committee shall keep minutes of its proceedings and shall report such proceedings to the Board at the meeting of the Board following any such proceedings.

Section 3.04.    Quorum and Manner of Acting. Except as may be otherwise provided in the resolution creating a Committee, at all meetings of any Committee the presence of members constituting a majority of the total authorized membership of such Committee shall constitute a quorum for the transaction of business. The act of the majority of the members of a Committee present at any meeting at which a quorum is present shall be the act of such Committee. Any action required or permitted to be taken at any meeting of any Committee may be taken without a meeting, if all members of such Committee shall consent to such action in writing or by electronic transmission, and such writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the Committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. The members of any Committee shall act only as a Committee, and the individual members of such Committee shall have no power as such.
Section 3.05.    Action by Telephonic Communications. Members of any Committee designated by the Board may participate in a meeting of such Committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.
Section 3.06.    Resignations. Any member of any Committee may resign from such Committee at any time by submitting an electronic transmission or by delivering a written notice of resignation to the Chair of the Board, the Chief Executive Officer or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery.
Section 3.07.    Removal. Any member of any Committee may be removed from such person’s position as a member of such Committee at any time, either for or without cause, by resolution adopted by a majority of the number of Directors then in office.
Section 3.08.    Vacancies. If any vacancy shall occur in any Committee, by reason of disqualification, death, resignation, removal or otherwise, the remaining members shall continue to act, and any such vacancy may be filled by the Board subject to Section 3.01 of these Bylaws.
ARTICLE IV
OFFICERS
Section 4.01.    Number. The officers of the Corporation shall be chosen by the Board and, subject to the last sentence of this Section 4.01, shall be a Chair of the Board, a Chief Executive Officer, a Chief Financial Officer, one or more Vice Presidents and a Secretary. The Board may also designate as officers a President, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, and such other officers and agents as it shall deem necessary. Each officer shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier resignation or removal. Any number of offices may be held by the same person, except that one person may not concurrently hold both the office of Chief Executive Officer and Secretary. The Board may determine that the Chair of the Board will not be an officer of the Corporation. The Chair of the Board (whether or not an officer) shall be a Director, but no other officer need be a Director.

Section 4.02.    Election. Unless otherwise determined by the Board and except as otherwise provided in these Bylaws, the officers of the Corporation shall be elected by the Board at the annual meeting of the Board, and shall be elected to hold office until the next succeeding annual meeting of the Board at which such officer’s successor has been elected and qualified. In the event of the failure to elect officers at such annual meeting, officers may be elected at any regular or special meeting of the Board. Each officer shall hold office until such officer’s successor has been elected and qualified, or until such officer’s earlier death, resignation or removal. Any assistant secretary or assistant treasurer may be appointed with the consent of any two of the following officers: the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Secretary, the President (if any) or the Treasurer (if any).
Section 4.03.    Salaries. The salaries and other compensation of all officers and agents of the Corporation shall be fixed by the Board or in the manner established by the Board.
Section 4.04.    Removal and Resignation; Vacancies. Any officer may be removed for or without cause at any time by the Board or by the Chief Executive Officer as permitted pursuant to Section 4.07. Any officer may resign at any time by delivering notice of resignation, either in writing signed by such officer or by electronic transmission, to the Chair of the Board, the Chief Executive Officer or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, shall be filled by the Board, or, if the Chief Executive Officer has authority pursuant to Section 4.07 of these Bylaws to fill such office, then by the Chief Executive Officer subject to Section 4.07 of these Bylaws or by the Board. Any assistant secretary or assistant treasurer appointed by two officers pursuant to Section 4.02 of these Bylaws may likewise be removed with the consent of two officers holding the positions described in Section 4.02.
Section 4.05.    Authority and Duties of Officers. The officers of the Corporation shall have such authority and shall exercise such powers and perform such duties as may be specified in these Bylaws or in a resolution of the Board, except that in any event each officer shall exercise such powers and perform such duties as may be required by law. The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.
Section 4.06.    Chair of the Board. The Chair of the Board shall preside at all meetings of the Board and stockholders at which the Chair of the Board is present and shall have such other powers and duties as may from time to time be assigned by the Board.

Section 4.07.    Chief Executive Officer. The Chief Executive Officer shall have, subject to the supervision, direction and control of the Board, the general powers and duties of supervision, direction, and management of the business and affairs of the Corporation, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Corporation. The Chief Executive Officer shall see that all orders and resolutions of the Board are carried into effect. In addition, the Chief Executive Officer shall have such other powers and perform such other duties as may be delegated to the Chief Executive Officer by the Board or as are set forth in the Certificate of Incorporation or these Bylaws. If the Board has not elected or appointed a President or the office of the President is otherwise vacant, and no officer otherwise functions with the powers and duties of the President, then, unless otherwise determined by the Board, the Chief Executive Officer shall also have all the powers and duties of the President.

Section 4.08.    President. The President, if there is such an officer and the Board so directs, shall serve as chief operating officer and have the powers and duties customarily and usually associated with the office of chief operating officer unless the Board provides for another officer to serve as chief operating officer (or to have the powers and duties of chief operating officer). The President shall have such other powers and perform such other duties as may be delegated to the President from time to time by the Board or the Chief Executive Officer. If the Board has not elected or appointed a Chief Executive Officer or the office of Chief Executive Officer is otherwise vacant, then, unless otherwise determined by the Board, the President shall also have all the powers and duties of the Chief Executive Officer.

Section 4.09.    Vice President. Each Vice President shall have the powers and duties delegated to the Vice President by the Board or the President. One Vice President may be designated by the Board to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.
Section 4.10.    Secretary and Assistant Secretaries. The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board. The Secretary shall have charge of the corporate books and shall perform other duties as the Board may from time to time prescribe.
Any Assistant Secretary, if there is such an officer, shall perform such duties and possess such powers as the Board, the Chief Executive Officer, President or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board), shall perform the duties and exercise the powers of the Secretary.

Section 4.11.    Chief Financial Officer, Treasurer and Assistant Treasurers. The Chief Financial Officer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board, the Chief Executive Officer or the President. The Chief Financial Officer, subject to the order of the Board, shall have the custody of all funds and securities of the Corporation. The Chief Financial Officer shall perform other duties commonly incident to such office and shall also perform such other duties and have such other powers as the Board, the Chief Executive Officer or the President shall designate from time to time. The Chief Executive Officer or President may direct the Treasurer or any Assistant Treasurer, if there is such an officer, to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer shall perform other duties commonly incident to such office and shall also perform such other duties and have such other powers as the Board, the Chief Executive Officer or the President shall designate from time to time.
Section 4.12.    Security. The Board may require any officer, agent or employee of the Corporation to provide security for the faithful performance of such person’s duties, in such amount and of such character as may be determined from time to time by the Board.

Section 4.13.    Action with Respect to Securities of Other Companies. Unless otherwise directed by the Board, the Chief Executive Officer, the President, or any officer of the Corporation authorized thereby, shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders or equityholders of, or with respect to any action of, stockholders or equityholders of any other entity in which the Corporation may hold securities and otherwise to exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities in such other entity.
ARTICLE V
CAPITAL STOCK
Section 5.01.    Certificates of Stock, Uncertificated Shares. The shares of the Corporation shall be represented by certificates, except to the extent that the Board has provided by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock in the Corporation represented by certificates shall be entitled to have, and the Board may in its sole discretion permit a holder of uncertificated shares to receive upon request a certificate signed by the appropriate officers of the Corporation, representing the number of shares registered in certificate form. Such certificate shall be in such form as the Board may determine, to the extent consistent with applicable law, the Certificate of Incorporation and these Bylaws.
Section 5.02.    Signatures; Facsimile. All signatures on the certificates referred to in Section 5.01 of these Bylaws may be in facsimile, engraved or printed form, to the extent permitted by law. In case any officer, transfer agent or registrar who has signed, or whose facsimile, engraved or printed signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 5.03.    Lost, Stolen or Destroyed Certificates. A new certificate may be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, only upon delivery to the Corporation of an affidavit of the owner or owners (or their legal representatives) of such certificate, setting forth such allegation and a bond or undertaking as may be satisfactory to a financial officer of the Corporation to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

Section 5.04.    Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate representing shares, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Within a reasonable time after the transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the DGCL. Subject to the provisions of the Certificate of Incorporation and these Bylaws, the Board may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Corporation.
Section 5.05.    Registered Stockholders. Prior to due surrender of a certificate for registration of transfer and to the fullest extent permitted by law, the Corporation may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of the shares represented by such certificate, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interests, provided that if a transfer of shares shall be made for collateral security, and not absolutely, this fact shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so.
Section 5.06.    Transfer Agent and Registrar. The Board may appoint one or more transfer agents and one or more registrars, and may require all certificates representing shares to bear the signature of any such transfer agents or registrars.
ARTICLE VI
INDEMNIFICATION
Section 6.01.    Nature of Indemnity. The Corporation shall indemnify, to the fullest extent permitted by the DGCL and other applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “proceeding”), by reason of the fact that such person is or was or has agreed to become a Director or officer of the Corporation, or while serving as a Director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a Director, officer, employee, manager or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on such person’s behalf in connection with such proceeding and any appeal therefrom, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding had no reasonable cause to believe such person’s conduct was unlawful; provided that in the case of an action or suit by or in the right of the Corporation to procure a judgment in its favor (i) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (ii) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Notwithstanding the foregoing, but subject to Section
6.05    of these Bylaws, the Corporation shall not be obligated to indemnify a Director or officer of the Corporation in respect of a proceeding (or part thereof) instituted by such Director or officer, unless such proceeding (or part thereof) has been authorized in the specific case by the Board.
The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 6.02.    Successful Defense. To the extent that a present or former Director or officer of the Corporation has been successful on the merits or otherwise in defense of any proceeding referred to in Section 6.01 of these Bylaws or in defense of any claim, issue or matter therein, such person shall be indemnified by the Corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Section 6.03.    Determination That Indemnification Is Proper. Any indemnification of a present or former Director or officer of the Corporation under Section 6.01 of these Bylaws (unless ordered by a court) shall be made by the Corporation only upon a determination that indemnification of such person is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 6.01 of these

Bylaws. Any such determination shall be made, with respect to a person who is a Director or officer at the time of such determination (i) by a majority vote of the Directors who are not parties to such proceeding, even though less than a quorum, or (ii) by a committee of such Directors designated by majority vote of such Directors, even though less than a quorum, or (iii) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders.

Section 6.04.    Advance of Expenses. Expenses (including attorneys’ fees) incurred by a present or former Director or officer in defending any civil, criminal, administrative or investigative proceeding shall be paid by the Corporation prior to the final disposition of such proceeding upon written request by such person and delivery of an undertaking by such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article or applicable law; provided that the Board may not require such Director or officer to post any bond or otherwise provide any security for such undertaking. The Corporation or, in respect of a present Director or officer, the Board may authorize the Corporation’s counsel to represent (subject to applicable conflict of interest considerations) such present or former Director or officer in any proceeding, whether or not the Corporation is a party to such proceeding.

Section 6.05.    Procedure for Indemnification of Directors and Officers. Any indemnification of a Director or officer of the Corporation under Sections 6.01 and 6.02 of these Bylaws, or advance of expenses to such persons under Section 6.04 of these Bylaws, shall be made promptly, and in any event within 30 days, upon the written request by or on behalf of such person (together with supporting documentation). If a determination by the Corporation that such person is entitled to indemnification pursuant to this Article is required, and the Corporation fails to respond within 60 days to a written request for indemnity, the Corporation shall be deemed to have approved such request. If the Corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article shall be enforceable by such person in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing such person’s right to indemnification, in whole or in part, in any such action shall also be indemnified, to the fullest extent permitted by law, by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 6.04 of these Bylaws where the required undertaking, if any, has been received by or tendered to the Corporation) that the claimant has not met the standard of conduct set forth in Section 6.01 of these Bylaws, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board or any Committee thereof, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 6.01 of these Bylaws, nor the fact that there has been an actual determination by the Corporation (including its Board or any Committee thereof, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
Section 6.06.    Contract Right; Non-Exclusivity; Indemnification Priority Survival.

(a)    The rights to indemnification and advancement of expenses provided by this Article shall be deemed to be separate contract rights between the Corporation and each Director and officer who serves in any such capacity at any time while these provisions as well as the relevant provisions of the DGCL are in effect and any repeal or modification thereof shall not adversely affect any right or obligation then existing with respect to any state of facts then or previously existing or any proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such “contract rights” may not be modified retroactively as to any present or former Director or officer without the consent of such Director or officer.
(b)    The rights to indemnification and advancement of expenses provided by this Article shall continue as to a person who has ceased to be a Director or officer and shall not be deemed exclusive of any other rights to which a present or former Director or officer of the Corporation seeking indemnification or advancement of expenses may be entitled under any by‑law, agreement, vote of stockholders or disinterested Directors, or otherwise provided, that to the extent that that an indemnitee is entitled to be indemnified by the Corporation pursuant to this Article and by any stockholder of the Corporation or any affiliate of any such stockholder (other than the Corporation) under any other agreement or instrument, or by any insurer under a policy maintained by such stockholder or affiliate, the obligations of the Corporation pursuant to this Article shall be primary, and the obligations of such stockholder, affiliate or insurer secondary and the Corporation shall not be entitled to contribution or indemnification from or subrogation against such stockholder or affiliate.

(c)    The rights to indemnification and advancement of expenses provided by this Article to any present or former Director or officer shall inure to the benefit of the heirs, executors and administrators of such a person.
Section 6.07.    Insurance. The Corporation shall purchase and maintain insurance on behalf of any person who is or was or has agreed to become a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a Director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person or on such person’s behalf in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article, provided that such insurance is available on commercially reasonable terms consistent with then prevailing rates in the insurance market.

Section 6.08.    Subrogation. In the event of payment under this Article VI, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, who shall execute all documents, and do all acts, that as the Corporation may reasonably request to secure such rights, including the execution of such documents as the Corporation may reasonably request to enable the Corporation effectively to bring suit to enforce such rights.
Section 6.09.    Employees and Agents. The Board, or any officer authorized by the Board generally or in the specific case to make indemnification decisions, may cause the Corporation to indemnify any present or former employee or agent of the Corporation in such manner and for such liabilities as the Board may determine, up to the fullest extent permitted by the DGCL and other applicable law.
Section 6.10.    Interpretation, Severability. Terms defined in Sections 145(h) or (i) of the DGCL have the meanings set forth in such sections when used in this Article. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Director or officer as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any proceeding, whether, civil, criminal, administrative, investigative or otherwise, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.
ARTICLE VII
OFFICES
Section 7.01.    Registered Office. The registered office of the Corporation in the State of Delaware shall be located at the location provided in the Certificate of Incorporation.

Section 7.02.    Other Offices. The Corporation may maintain offices or places of business at such other locations within or without the State of Delaware as the Board may from time to time determine or as the business of the Corporation may require.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.01.    Dividends. Subject to any applicable provisions of law and the Certificate of Incorporation, dividends upon the shares of the Corporation may be declared by the Board at any regular or special meeting of the Board and any such dividend may be paid in cash, property, or shares of the Corporation’s capital stock.

A member of the Board, or a member of any Committee designated by the Board shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or Committees of the Board, or by any other person as to matters the Director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

Section 8.02.    Reserves. There may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for such other purpose as the Board shall think conducive to the interest of the Corporation and the Corporation’s stockholders, and the Board may similarly modify or abolish any such reserve.
Section 8.03.    Execution of Instruments. Except as otherwise provided by law or the Certificate of Incorporation, the Board or the Chief Executive Officer may authorize the Chief Executive Officer or any other officer or agent to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. Any such authorization may be general or limited to specific contracts or instruments.
Section 8.04.    Voting as Stockholder. Unless otherwise determined by resolution of the Board, the Chair of the Board or the Chief Executive Officer or any Vice President shall have full power and authority on behalf of the Corporation to attend any meeting of stockholders of any corporation in which the Corporation may hold stock, and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such stock at any such meeting or through action without a meeting. The Board may by resolution from time to time confer such power and authority upon (in general or confined to specific instances) any other person or persons.
Section 8.05.    Fiscal Year. The fiscal year of the Corporation shall be fixed from time to time by resolution of the
Board.
Section 8.06.    Seal. The seal of the Corporation shall be circular in form and shall contain the name of the Corporation, the year of its incorporation and the words “Corporate Seal” and “Delaware”. The form of such seal shall be subject to alteration by the Board. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or reproduced, or may be used in any other lawful manner.
Section 8.07.    Books and Records; Inspection. Except to the extent otherwise required by law, the books and records of the Corporation shall be kept at such place or places within or without the State of Delaware as may be determined from time to time by the Board.

Section 8.08.    Electronic Transmission. “Electronic transmission”, as used in these Bylaws, means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
ARTICLE IX
AMENDMENT OF BYLAWS
Section 9.01.    Amendment. Subject to the provisions of the Certificate of Incorporation, these Bylaws may be amended, altered or repealed:

(a)    by resolution adopted by a majority of the Board at any special or regular meeting of the Board if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting, or

(b)    at any regular or special meeting of the stockholders upon the affirmative vote of a majority of the shares of the Corporation entitled to vote generally in the election of Directors if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.
Notwithstanding the foregoing, no amendment, alteration or repeal of Article VI shall adversely affect any right or protection existing under these Bylaws immediately prior to such amendment, alteration or repeal, including any right or protection of a present or former Director or officer thereunder in respect of any act or omission occurring prior to the time of such amendment.
ARTICLE X
CONSTRUCTION
Section 10.01.    Construction. In the event of any conflict between the provisions of these Bylaws as in effect from time to time and the provisions of the Certificate of Incorporation as in effect from time to time, the provisions of such Certificate of Incorporation shall be controlling.